Exhibit 99.1

Moderna Announces Resignation of Dr. Elizabeth Nabel from Board of Directors

CAMBRIDGE, Mass.—July 30, 2020 – Moderna, Inc., (Nasdaq: MRNA) a clinical stage biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines to create a new generation of transformative medicines for patients, today announced the resignation of Elizabeth (Betsy) Nabel, M.D., from Moderna’s Board of Directors effective today, July 30. Dr. Nabel is President of Brigham and Women’s Hospital, which is participating as one of 89 clinical trial sites in the Phase 3 trial of mRNA-1273, Moderna’s vaccine candidate against COVID-19.

“I would like to sincerely thank Betsy for her five years of service on the Moderna Board. Her experience as a clinician, global healthcare leader and researcher were instrumental in the progress of Moderna’s clinical development,” said Noubar Afeyan, Ph.D., Co-Founder and Chairman of Moderna, and CEO of Flagship Pioneering. “In the context of the start of the 30,000 participant Phase 3 trial for Moderna’s COVID-19 vaccine candidate, and Brigham and Women’s Hospital’s final preparation as a site for enrolling up to 300-500 trial participants, we have accepted Betsy’s resignation out of an abundance of caution to avoid any potential of even apparent conflict of interest on her part or Moderna’s part.”

“It has been a privilege to work with Betsy over the last nine years, first as a member of our Scientific Advisory Board, and over the last five years as a member of our Board. I greatly appreciate her contributions to the Moderna Board,” said Stéphane Bancel, Moderna’s Chief Executive Officer. “Betsy’s extensive experience and insights were critical to the advancement of Moderna’s mRNA platform and helped us get to where we are today. I am grateful for her tenure on the Board, for her counsel and her many contributions.”

About Moderna

Moderna is advancing messenger RNA (mRNA) science to create a new class of transformative medicines for patients. mRNA medicines are designed to direct the body’s cells to produce intracellular, membrane or secreted proteins that can have a therapeutic or preventive benefit and have the potential to address a broad spectrum of diseases. The company’s platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, providing Moderna the capability to pursue in parallel a robust pipeline of new development candidates. Moderna is developing therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases and cardiovascular diseases, independently and with strategic collaborators.

Headquartered in Cambridge, Mass., Moderna currently has strategic alliances for development programs with AstraZeneca PLC and Merck & Co., Inc., as well as the Defense Advanced Research Projects Agency (DARPA), an agency of the U.S. Department of Defense, and the Biomedical Advanced Research and Development Authority (BARDA), a division of the Office of the Assistant Secretary for Preparedness and Response (ASPR) within the U.S. Department of Health and Human Services (HHS). Moderna has been named a top biopharmaceutical employer by Science for the past five years. To learn more, visit www.modernatx.com.

Moderna Contacts

Media:

Colleen Hussey

Senior Manager, Corporate Communications

203-470-5620

Colleen.Hussey@modernatx.com

Investors:

Lavina Talukdar

Head of Investor Relations

617-209-5834

Lavina.Talukdar@modernatx.com